Exhibit 99.1
Ann Parker, Director
Investor Relations
605-988-1000
ann.parker@lodgenet.com
LODGENET INTERACTIVE ANNOUNCES PRICING OF
CONVERTIBLE PREFERRED STOCK
     SIOUX FALLS, SD, June 24, 2009 — LodgeNet Interactive Corporation (Nasdaq: LNET) today announced that it has priced its previously announced private offering of preferred stock. LodgeNet will issue 50,000 shares of 10% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, with a liquidation preference of $1000 per share. The Company also granted the initial purchasers a 30-day option to purchase up to an additional 7,500 shares of preferred stock to cover overallotments. The preferred stock will be resold to a group of qualified institutional buyers pursuant to the Rule 144A exemption from registration under the Securities Act of 1933, as amended. The sale of the preferred stock is expected to close on June 29, 2009. The Company will pay cumulative dividends on the preferred stock from June 29, 2009 at a rate of 10% per annum of the $1000 liquidation preference per share, subject to adjustment in certain circumstances.
     The preferred stock will be convertible, at the holder’s option into common stock of LodgeNet at an initial conversion rate of 264.5503 shares of LodgeNet’s common stock per share of preferred stock, which is equivalent to an initial conversion price of $3.78 per share, or a conversion premium of approximately 10% based on the consolidated closing bid price of $3.43 per share of LodgeNet’s common stock on June 23, 2009.
     The Company may elect, on or prior to July 15, 2014, to mandatorily convert some or all of the preferred stock into shares of LodgeNet’s common stock if the closing price of the Company’s common stock has exceeded 150% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion. If the Company elects to mandatorily convert any preferred stock on or prior to July 15, 2014, it will make an additional payment on the preferred stock, payable at the Company’s election in cash or common stock, equal to the aggregate amount of dividends that would have accrued through and including July 15, 2014, less any dividends already paid on the preferred stock. The Company may also elect, on or after July 16, 2014, to mandatorily convert some or all of the preferred stock into shares of LodgeNet’s common stock if the closing price of the Company’s common stock has exceeded 125% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the Company sends the notice of mandatory conversion.
     The Company estimates that the net proceeds from this offering will be approximately $46.7 million in cash, exclusive of net proceeds received if the initial purchasers exercise the overallotment option in part or in full, after deducting estimated discounts, commissions, and expenses. The principal purpose of the offering is to improve the Company’s consolidated leverage and interest coverage ratios. Accordingly, LodgeNet expects to use half of the net proceeds of the offering to immediately reduce the outstanding balance on the term loan under its Credit Facility and use the balance of the proceeds for general working capital purposes, including further voluntary reductions of the term loan.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the             shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The preferred stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,100 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
The statements in this press release regarding the proposed use of proceeds, improvements in consolidated leverage and interest coverage ratios and the credit facility are forward-looking statements that involve risks and uncertainties, including, but not limited to, further weakening of economic conditions. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.